Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” in this registration statement on (Form S-1), as amended, of Data443 Risk Mitigation, Inc. and to the use of our report dated February 24, 2023 except for note 17, as to which the date is August 23, 2023, with respect to the consolidated financial statements, of Data443 Risk Mitigation, Inc. (included in its Annual Report on Form 10-K, as amended) for the years ended December 31, 2022 and 2021 filed with the Securities and Exchange Commission. Our report dated February 24, 2023 and August 23, 2023, contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and restatement of previously issued Form 10-K as of and for the year ended December 31, 2022. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TPS Thayer, LLC

Sugar Land, Texas

January 22, 2024